Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
CIGNA CORPORATION

(Originally incorporated on November 3, 1981 under the name
North American General Corporation)

First:  The name of the Corporation is CIGNA Corporation.

Second:  The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

Third:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 625,000,000 shares divided into two classes as follows:  600,000,000 shares of Common Stock of the par value of $.25 per share and 25,000,000 shares of Preferred Stock of the par value of $1.00 per share.

A.           PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

B.           COMMON STOCK

1.           Voting Rights.  Except as provided by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

2.           Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock.

3.           Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.  The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.  Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of the Corporation of any class, shall be deemed to be a dissolution, liquidation or winding up of the Corporation for the purpose of this paragraph.

Fifth:  The By-Laws of the Corporation may be adopted, amended or repealed by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon; provided, however, that Section 2 of Article III of the By-Laws may not be amended or repealed, nor may any provision be adopted that is inconsistent with such section, in any case by action of the stockholders, unless such amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.  The Board of Directors shall also have the power to adopt, amend or repeal any provision of the By-Laws of the Corporation without any vote of the stockholders of the Corporation.

Sixth:  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall otherwise provide.

Seventh:  Notwithstanding any provision of the General Corporation Law of the State of Delaware, no action may be taken by stockholders without a meeting, without prior notice and without a vote, unless a consent in writing setting forth the action so taken shall be signed by the holders of all the outstanding stock who would be entitled to vote thereon.

Eighth:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ninth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Tenth:  1.  Vote for Certain Business Combinations.  In addition to any affirmative vote of holders of a class or series of capital stock of the Corporation required by law or this Certificate, a Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require the affirmative vote of the holders of at least a majority of the voting power of all outstanding Voting Stock (as hereinafter defined) of the Corporation, voting together as a single class.  Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or the Board.

2.           When Vote Is Not Required.  The provisions of this Article shall not be applicable to a particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate or the By-Laws of the Corporation, if all of the conditions specified in any one of the following Paragraphs (A), (B) or (C) are met:

(A)           Approval by Directors.  The Business Combination has been approved by a vote of a majority of all the Continuing Directors (as hereinafter defined); or

(B)           Combination with Subsidiary.  The Business Combination is solely between the Corporation and a subsidiary of the Corporation and such Business Combination does not have the direct or indirect effect set forth in Paragraph 3(B)(v) of this Article Tenth; or

(C)           Price and Procedural Conditions.  The proposed Business Combination will be consummated within three years after the date the Related Person became a Related Person (the "Determination Date") and all of the following conditions have been met:

(i)           The aggregate amount of (x) cash and (y) fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of Common or Preferred Stock of the Corporation in such Business Combination by holders thereof shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any shares of such class or series of stock acquired by it; provided, that if either (a) the highest preferential amount per share of a series of Preferred Stock to which the holders thereof would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event) or (b) the highest reported sales price per share for any shares of such series of Preferred Stock on any national securities exchange on which such series is traded and if not traded on any such exchange, the highest reported closing bid quotation per share with respect to shares of such series on the National Association of Securities Dealers, Inc.  Automated Quotation System or on any system then in use, at any time after the Related Person became a holder of any shares of Common Stock, is greater than such aggregate amount, holders of such series of Preferred Stock shall receive an amount for each such share at least equal to the greater of (a) or (b).

(ii)           The consideration to be received by holders of a particular class or series of outstanding Common or Preferred Stock shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of stock.  If the Related Person has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

(iii)           No Extraordinary Event (as hereinafter defined) occurs after the Determination Date and prior to the consummation of the Business Combination.

(iv)           A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) is mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions).

3.           Certain Definitions.  For purposes of this Article Tenth:

(A)           A "person" shall mean any individual, firm, corporation or other entity, or a group of "persons" acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on April 24, 1985.

(B)           The term "Business Combination" shall mean any of the following transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by, a Related Person:

(i)           the merger or consolidation of the Corporation or any subsidiary of the Corporation; or

(ii)           the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of the Corporation or any subsidiary of the Corporation having an aggregate fair market value of $100 million or more; or

(iii)           the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one or a series of transactions) of securities of the Corporation or any subsidiary having an aggregate fair market value of $50 million or more; or

(iv)           the adoption of a plan or proposal for the liquidation or dissolution of the Corporation; or

(v)           the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the Corporation or any subsidiary of the Corporation; or

(vi)           any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

(C)           The term "Related Person" shall mean any person (other than the Corporation, a subsidiary of the Corporation or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or of a subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than ten percent (10%) of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such person.

(D)           The term "Continuing Director" shall mean any member of the Board of Directors who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

(E)           "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934.

(F)           The term "Extraordinary Event" shall mean, as to any Business Combination and Related Person, any of the following events that is not approved by a majority of all Continuing Directors:

(i)           any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding Preferred Stock; or

(ii)           any reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); or

(iii)           any failure to increase the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock; or

(iv)           the receipt by the Related Person, after the Determination Date, of a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any subsidiary of the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.

(G)           A majority of all Continuing Directors shall have the power to make all determinations with respect to this Article Tenth, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such directors shall be conclusive and binding.

(H)           The term "Voting Stock" shall mean all outstanding shares of the Common or Preferred Stock of the Corporation entitled to vote generally and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast.

4.           No Effect on Fiduciary Obligations of Related Persons.  Nothing contained in this Article Tenth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

Eleventh:  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of the preceding sentence shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation which has been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law to be signed in its name by its Chairman of the Board and Chief Executive Officer and attested to by its Corporate Secretary this 23rd day of April, 2008.

/s/ H. Edward Hanway
H. Edward Hanway
Chairman of the Board and
Chief Executive Officer

Attest:

/s/ Nicole S. Jones
Nicole S. Jones
Corporate Secretary